Exhibit 4.4

FIRST SUPPLEMENTAL INDENTURE
This FIRST SUPPLEMENTAL INDENTURE, dated as of                            (the “First Supplemental Indenture”), is by and between UNUM GROUP, a Delaware corporation (the “Company”), and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., a national banking association, as Trustee (the “Trustee”), under the Indenture referred to below.
RECITALS:
WHEREAS, the Company has heretofore executed and delivered to THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as trustee, an Indenture, dated as of August 23, 2012 (as the same may be amended or supplemented from time to time, including by this First Supplemental Indenture, the “Indenture”), providing for the issuance from time to time of the Company’s senior debt securities (herein and therein called the “Securities”), to be issued in one or more series as provided in the Indenture;
WHEREAS, Section 901(5) of the Indenture permits the Company, when authorized by or pursuant to a Board Resolution, and the Trustee, at any time and from time to time, to enter into one or more indentures supplemental to the Indenture to add to, change or eliminate any of the provisions of the Indenture in respect of any series of Securities, provided that any such addition, change or elimination (i) neither (A) applies to any Security of any series created prior to the execution of such supplemental indenture and entitled to the benefit of such provision, nor (B) modifies the rights of the Holder of any such Security with respect to such provision; or (ii) becomes effective only when there is no Security Outstanding;
WHEREAS, the Company desires, pursuant to Section 901(5) of the Indenture, to amend and supplement the terms of the Indenture by amending Section 501(5), and that such amendment applies only to Securities that are part of a series created on or after the date of this First Supplemental Indenture;
WHEREAS, pursuant to resolutions of the Board of Directors adopted at a meeting duly called on August 16, 2017, the Company has duly authorized the execution and delivery of this First Supplemental Indenture; and
WHEREAS, all things necessary to make this First Supplemental Indenture a valid agreement according to its terms have been done.
NOW, THEREFORE, in consideration of the premises, the Company and the Trustee mutually covenant and agree as follows:
ARTICLE 1
Definitions
Section 1.1Definitions. For all purposes of this First Supplemental Indenture, except as otherwise stated herein, capitalized terms used but not otherwise defined in this First Supplemental Indenture shall have the respective meanings assigned to them in the Indenture.

Each reference to “herein”, “hereof” and “hereunder” and other words of similar import contained in the Indenture shall, after this First Supplemental Indenture becomes effective, refer to the Indenture as supplemented thereby.
ARTICLE 2
Amendments
Section 2.1Amendment to Section 501(5). Section 501(5) of the Indenture is hereby amended by deleting “$10,000,000” and inserting in lieu thereof “$50,000,000”.
ARTICLE 3
Miscellaneous
Section 3.1Relationship to Indenture. The First Supplemental Indenture is an indenture supplemental to the Indenture within the meaning of the Indenture. The Indenture, as supplemented and amended by this First Supplemental Indenture, is in all respects ratified, confirmed and approved and, as supplemented and amended by this First Supplemental Indenture, shall be read, taken and construed as one and the same instrument.
Section 3.2Modification of the Indenture. Except as expressly modified by this First Supplemental Indenture, the provisions of the Indenture shall continue to apply to each Security issued thereunder. The modification of the Indenture contemplated by this First Supplemental Indenture does not apply to any Securities issued pursuant to the Indenture prior to the date of this First Supplemental Indenture.
Section 3.3Governing Law. This instrument shall be governed by and construed in accordance with the law of the State of New York.
Section 3.4Counterparts. This instrument may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.
Section 3.5Trustee Makes No Representation. The recitals contained herein are made by the Company and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof. The Trustee makes no representation as to the validity or sufficiency of this First Supplemental Indenture.

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IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed by their respective officers hereunto duly authorized, all as of the day and year first above written.

UNUM GROUP

By:
Name:
Title:

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:
Name:
Title: